EXHIBIT 10(c)
SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
     2007 Base Salary. On February 21, 2007, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2007 base salaries of the executive officers who will be named in the 2006 Summary Compensation Table of Sherwin-Williams’ 2007 Proxy Statement. Base salary increases are effective in March 2007. The base salaries of the named executive officers for 2007 are as follows: C.M. Connor, Chairman and Chief Executive Officer ($1,158,522); J.G. Morikis, President and Chief Operating Officer ($658,356); S.P. Hennessy, Senior Vice President – Finance and Chief Financial Officer ($497,157); T. W. Seitz, Senior Vice President – Strategic Excellence Initiatives ($416,713); and L.E. Stellato, Vice President, General Counsel and Secretary ($411,430).
     Annual Incentive Compensation to Be Earned in 2007. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the named executive officers for 2007 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (the “2007 Performance Plan”) based upon each such executive officer achieving 75%, 100% and 125%, respectively, of their performance goals.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
C.M. Connor	40	95	190
J.G. Morikis	40	75	150
S.P. Hennessy	40	75	150
T.W. Seitz	30	60	95
L.E. Stellato	30	60	95
     The Compensation Committee also approved a threshold company earnings goal and individual performance goals for 2007 under the 2007 Performance Plan. Individual performance goals for Messrs. Connor, Morikis and Hennessy relate to consolidated net sales, diluted earnings per share, after tax return on shareholders’ equity, free cash flow, working capital as a percent of sales, and earnings before interest, taxes, depreciation and amortization. Mr. Seitz has individual performance goals relating to consolidated net sales, diluted earnings per share, return on net assets employed, Six Sigma and Operational Excellence, supply chain strategy, and sourcing strategy. Mr. Stellato’s individual performance goals relate to consolidated net sales, diluted earnings per share, budget management, and various legal matters.